EXHIBIT 99.1

To Our Shareholders

Net Income/(Loss) attributable to common shares for the year ended December 31, 2022 was ($408.6) million, ($2.13) per diluted share, compared to $101.1 million, $0.53 per diluted share, for the previous year.

Funds from Operations, as Adjusted (an apples-to-apples comparison of our continuing business, eliminating certain one-timers) for the year ended December 31, 2022 was $608.9 million, $3.15 per diluted share, compared to $549.9 million, $2.86 per diluted share, for the previous year, an increase of $0.29 per share. This increase is detailed on page 5.

Funds from Operations, as Reported (apples-to-oranges including one-timers) for the year ended December 31, 2022 was $638.9 million, $3.30 per diluted share, compared to $571.1 million, $2.97 per diluted share, for the previous year. See page 5 for a reconciliation of Funds from Operations, as Reported, to Funds from Operations, as Adjusted.

Here are our financial results (presented in Net Operating Income format) by business unit:

	Net Operating Income
($ IN MILLIONS)	2022 Same Store % Increase	% of 2022	2022	2021	2020
New York:
Office	0.2%	62.8%	718.7	677.2	672.5
Retail	16.0%	18.0%	205.7	173.4	147.3
Residential	10.2%	1.7%	19.6	17.8	20.7
Alexander’s	3.8%	3.3%	37.5	37.3	35.9
Hotel Pennsylvania	N/A	—%	—	(12.7)	(42.5)
Total New York	3.5%	85.8%	981.5	893.0	833.9

THE MART	64.2%	8.5%	96.9	58.9	69.2
555 California Street	2.7%	5.7%	65.7	64.8	60.3
	7.1%	100.0%	1,144.1	1,016.7	963.4
Other			17.9	16.7	9.2
Total Net Operating Income			1,162.0	1,033.4	972.6

Certain statements contained herein constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. Currently, some of the factors are the increase in interest rates and inflation and the continuing effect of the COVID-19 pandemic on our business, financial condition, results of operations, cash flows, operating performance and the effect that these factors have had and may continue to have on our tenants, the global, national, regional and local economies and financial markets and the real estate market in general. For further discussion of factors that could materially affect the outcome of our forward-looking statements, see "Item 1A. Risk Factors" in Part I of our Annual Report on Form 10-K for the year ended December 31, 2022, a copy of which accompanies this letter or can be viewed at www.vno.com. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date of this letter.

The following chart reconciles Funds from Operations, as Reported, to Funds from Operations, as Adjusted:

($ IN MILLIONS, EXCEPT PER SHARE)	2022	2021
Funds from Operations, as Reported	638.9	571.1
Adjustments for certain items that impact FFO:
After-tax gain on sale of 220 Central Park South units	(35.9)	(44.6)
Net gains on disposition of wholly owned and partially owned assets	(17.4)	(0.6)
Tax benefit from taxable REIT subsidiaries	—	(27.9)
Defeasance cost - 1290 Avenue of the Americas refinancing	—	17.9
Hotel Pennsylvania	—	12.3
Deferred tax liability - Farley	13.7	10.9
Series K preferred shares issuance costs	—	9.0
Other, including noncontrolling interests’ share of above adjustments	9.6	1.8
Total adjustments	(30.0)	(21.2)
Funds from Operations, as Adjusted	608.9	549.9
Funds from Operations, as Adjusted per share	3.15	2.86

Funds from Operations, as Adjusted, increased in 2022 by $59.0 million, or $0.29 per share, a 10.1% increase. Here is the detail:

	Increase/(Decrease)
($ IN MILLIONS, EXCEPT PER SHARE)	Amount	Per Share
Acquisitions/dispositions, net	7.2	0.03
Variable businesses	28.4	0.14
Farley and other tenant items	67.7	0.33
Net interest expense	(59.2)	(0.28)
Real estate tax expense - THE MART	30.0	0.14
PENN 1 ground rent	(21.3)	(0.10)
Other	6.2	0.03
Increase in FFO, as Adjusted	59.0	0.29

Report Card
Since I have run Vornado from 1980, total shareholder return has been 10% per annum, but subpar lately. Dividends have represented 2.9 percentage points of Vornado’s annual return.

Here is a table that shows Vornado’s total return to shareholders compared to our New York-centric peers and the Office REIT index for various periods ending December 31, 2022, and for 2023 year-to-date:

	Vornado	NY REIT Peers	(1)	Office REIT Index
2023 YTD	(25.0)%	(20.5)%		(15.9)%
One-year	(46.7)%	(40.0)%		(37.6)%
Five-year	(64.7)%	(57.1)%		(30.3)%
Ten-year	(45.6)%	—%		10.7%
Twenty-year	85.8%	—%		160.9%

Recent returns have been negatively affected by COVID. Had we done this table as of December 31, 2019, pre-COVID, the numbers on the “twenty-year” line would have been, reading across, 569.9%, –%, and 468.9%.

In last year’s letter and in a handful of prior years, we included a graph dramatizing the disconnect between our stock price and the value of our assets (NAV). Somehow it doesn’t seem all that relevant this year.

Ten-Year Earnings Record
As is our custom, we present the table below that traces our ten-year record, both in absolute dollars and per share amounts:

($ AND SHARES IN MILLIONS, EXCEPT PER SHARE DATA)	NOI(2)		FFO, As Adjusted			Shares Outstanding
	Amount	% Change	Amount	% Change	Per Share
2022	1,153.7	11.6%	608.9	10.7%	3.15	207.4
2021	1,033.4	2.3%	549.9	9.8%	2.86	205.7
2020	1,010.1	(13.6)%	501.0	(24.1)%	2.62	203.7
2019	1,168.5	0.8%	660.5	(6.0)%	3.46	203.1
2018	1,158.9	0.0%	702.8	0.3%	3.68	202.3
2017	1,158.6	3.4%	701.0	4.3%	3.66	201.6
2016	1,121.0	3.3%	672.3	6.8%	3.53	200.5
2015	1,085.3	9.2%	629.7	24.1%	3.32	199.9
2014	994.0	5.7%	507.3	8.4%	2.69	198.5
2013	940.3	13.4%	468.0	30.9%	2.49	197.8

1    Comprised of New York City-centric peers: SL Green, Empire State Realty Trust, and Paramount Group.
2    All years include only the properties owned at the end of 2022 excluding the Hotel Pennsylvania.

Acquisitions/Dispositions
Here is a ten-year schedule of acquisitions and dispositions.

($ IN MILLIONS)	Number of Transactions	Net Acquisitions/ (Dispositions)	Acquisitions	Dispositions	Gain
2023 to date	—	—	—	—	—
2022	7	(409.3)	—	409.3	69.0
2021	6	262.6	397.0	134.4	7.9
2020	3	3.7	3.7	—	—
2019	7	(2,818.6)	67.1	2,885.7	1,384.1
2018	9	336.0	573.5	237.5	170.4
2017	9	(5,901.9)	145.7	6,047.6	5.1
2016	11	(875.1)	147.4	1,022.5	664.4
2015	25	(3,717.1)	955.8	4,672.9	316.7
2014	17	(412.3)	648.1	1,060.4	523.4
2013	26	(616.5)	813.3	1,429.8	434.1
	120	(14,148.5)	3,751.6	17,900.1	3,575.1

Over the ten-year period, our dispositions totaled $17.9 billion and we were a net seller of $14.1 billion. Our activity has declined since 2020 as prices spiked.

2019 Dispositions include $2.665 billion for the Retail Joint Venture at a 4.5% cap rate resulting in a gain of $1.205 billion.(3) 2017 Dispositions include $5.997 billion for the JBG SMITH spin-off and 2015 Dispositions include $3.700 billion for the Urban Edge Properties spin-off. No gain was recognized on these spin-offs.

The action here takes place on the 45th floor where our acquisitions/dispositions team resides. Thanks to Michael Franco, EVP Michael Schnitt, Corporate counsel Steve Borenstein, SVPs Cliff Broser, Brian Cantrell, Adam Green and Jared Toothman, and to VP Tatiana Melamed.

3    The GAAP gain reported in our published financial statements was $2.571 billion, the difference being the step-up in basis to fair value of the retained portion of the assets. Much of this gain was reversed by impairment charges of $409.1 million in 2020 and $483.0 million in 2022.

Lease…Lease…Lease
The mission of our business is to create value for shareholders by growing our asset base through the addition of carefully selected properties and by adding value through intensive and efficient management. Our operating platform is where the rubber meets the road, and leasing is the main event.

As is our practice, we present below leasing and occupancy statistics for our businesses.

(SQUARE FEET IN THOUSANDS)	New York		THE MART	555 California Street
	Office	Street Retail

2022
Square feet leased	894	111	299	210
Initial Rent	84.51	266.25	52.40	96.40
GAAP Mark-to-Market	9.0%	(38.3)%	(4.8)%	24.3%
Cash Mark-to-Market	5.4%	(34.2)%	(5.4)%	13.6%
Number of transactions	86	22	63	6

2021
Square feet leased	2,252	229	330	74
Initial Rent	83.26	145.44	51.18	114.70
GAAP Mark-to-Market	15.9%	37.1%	(0.5)%	29.5%
Cash Mark-to-Market	10.8%	13.2%	0.0%	25.4%
Number of transactions	98	36	60	4

The negative mark-to-market for Retail in 2022 was driven by a rent reduction in Hollister’s lease renewal at 666 Fifth Avenue. Excluding this deal, our Retail GAAP and cash mark-to-markets would have been positive 33.5% and 23.4%, respectively.

	New York		THE MART	555 California Street
	Office	Street Retail
Occupancy rate:
2022	91.9%	74.4%	81.6%	94.7%
2021	92.2%	80.7%	88.9%	93.8%
2020	93.4%	78.8%	89.5%	98.4%
2019	96.9%	94.5%	94.6%	99.8%
2018	97.2%	97.3%	94.7%	99.4%
2017	97.1%	96.9%	98.6%	94.2%
2016	96.3%	97.1%	98.9%	92.4%
2015	96.3%	96.2%	98.6%	93.3%
2014	96.9%	96.5%	94.7%	97.6%
2013	96.6%	97.4%	96.4%	94.5%

Thanks to our leasing captains: Glen Weiss and Haim Chera. Also thanks to the New York Office leasing machine: EVP Josh Glick, Edward Riguardi, Jared Silverman, Jared Solomon, Ryan Levy, Anthony Cugini and Jordan Donohue; and for Retail: EVP Ed Hogan, Jason Morrison, and Jenniel Davis; to EVP Paul Heinen, who runs leasing at both THE MART and 555 California Street; and Toni McIntosh and Byron Morton at THE MART. Our thanks also to our in-house legal teams and their leaders, EVPs Pam Caruso, and Elana Butler.

888

BROADWAY

*Clockwise from top left: 1290 Avenue of the Americas, THE MART, 888 Seventh Avenue, 770 Broadway*

Capital Markets
At year-end, we had $3.4 billion of immediate liquidity consisting of $1.0 billion of cash and restricted cash, $472 million of U.S. Treasury bills and $1.9 billion available on our $2.5 billion revolving credit facilities. Today, we have $3.2 billion of immediate liquidity. We also have over $8 billion of unencumbered assets.

Since January 1, 2022, we have executed five capital markets transactions totaling $3.3 billion. Our capital markets team had another strong year. Special thanks to VP Tatiana Melamed and to SVP Jared Toothman.

In June, we completed a $480 million refinancing of 100 West 33rd Street, a 1.1 million square foot building comprised of 859,000 square feet of office space and 255,000 square feet of retail space. The interest-only loan bears a rate of SOFR plus 1.65% through March 2024, increasing to SOFR plus 1.85% thereafter. The interest rate on the loan was swapped to a fixed rate of 5.06% through March 2024, and 5.26% through June 2027. The loan matures in June 2027, with two one-year extension options subject to debt service coverage ratio and loan-to-value tests. The loan replaces the previous $580 million loan that bore interest at LIBOR plus 1.55% and was scheduled to mature in April 2024.

In June, we completed a $700 million refinancing and extension of 770 Broadway, a 1.2 million square foot Manhattan office building. The interest-only loan bears a rate of SOFR plus 2.25% and matures in July 2024 with three one-year extension options (July 2027 as fully extended). The interest rate on the loan was swapped to a fixed rate of 4.98% through July 2027. The loan replaces the previous $700 million loan that bore interest at SOFR plus 1.86% and was scheduled to mature in July 2022.

In June, we amended and extended one of our two revolving credit facilities. The $1.25 billion amended facility bears interest at a rate of SOFR plus 1.15%. The term of the facility was extended from March 2024 to December 2027, as fully extended. The facility fee is 25 basis points. On August 16, 2022, the interest rate on the $575 million drawn on the facility was swapped to a fixed rate of 3.88% through August 2027. Our other $1.25 billion revolving credit facility matures in April 2026, as fully extended, bears a rate of SOFR plus 1.19% with a facility fee of 25 basis points, and is fully available.

In June, we extended our $800 million unsecured term loan from February 2024 to December 2027. The extended loan bears interest at a rate of SOFR plus 1.30% and is swapped to a fixed rate of 4.05%.

In August, the joint venture that owns the fee interest in the 330 West 34th Street land, in which we have a 34.8% interest, completed a $100 million refinancing. The interest-only loan bears interest at a fixed rate of 4.55% and matures in September 2032. In connection with the refinancing, we realized net proceeds of $10.5 million. The loan replaces the previous $50.2 million loan that bore interest at a fixed rate of 5.71%.

In December, the $450 million non-recourse mortgage loan on 697-703 Fifth Avenue, in which we have a 44.8% interest through the Fifth Avenue and Times Square JV, matured and was not repaid, at which time the lenders declared an event of default. During December, $29 million of property-level funds were applied by the lenders against the principal balance resulting in a $421 million loan balance as of December 31, 2022. The JV is in negotiations with the lenders regarding a restructuring but there can be no assurance as to the timing and ultimate resolution of these negotiations. The impairment charges recognized to date have reduced our equity basis to our share of the $421 million nonrecourse loan balance and, as such, we do not believe there will be any further impairment charges.

During the year, we entered into $2.0 billion of interest rate swaps and extended a $500 million swap, reducing our variable rate debt as a percentage of total debt to 27% from 47%. Our exposure to LIBOR/SOFR increases on our $2.8 billion of unswapped variable rate debt is mitigated over the next year by $2.2 billion of interest rate caps. Interest income on our more than $1 billion of cash acts as a natural hedge.

Below is the right-hand side of our balance sheet at December 31, 2022, 2021 and 2020.

($ IN MILLIONS)	2022	2021	2020
Secured debt	5,878	6,099	5,608
Unsecured debt	2,575	2,575	1,825
Share of non-consolidated debt	2,697	2,700	2,873
Noncontrolling interests’ share of consolidated debt	(682)	(682)	(483)
Total debt	10,468	10,692	9,823
Cash, restricted cash, and U.S. Treasury bills	(1,598)	(2,035)	(1,835)
Projected cash proceeds from 220 Central Park South	(90)	(148)	(275)
Net debt	8,780	8,509	7,713

EBITDA as adjusted	1,091	949	910

Net debt/EBITDA as adjusted	8.0 x	9.0 x	8.5 x

Our credit statistics have been negatively affected by COVID-related reductions in our income and higher interest rates. This resulted in downgrades by S&P to BBB- and by Moody’s to Baa3.(4) We aim to earn our rating back as our income reverts and improves, as our variable businesses continue to recover, as our occupancy climbs back to our historical 97%, and as PENN 2 leases up.

Fixed-rate debt accounted for 73% of debt with a weighted average interest rate of 3.6% and a weighted average term of 4.4 years; floating-rate debt accounted for 27% of debt with a weighted average interest rate of 5.9% and a weighted average term of 2.8 years. Taking account of interest rate caps, 27% is reduced to 6%. Our caps and swaps are of shorter durations than our loan maturities.

Vornado remains committed to maintaining our investment grade rating.

4    All of our New York peers and most of the CBD office REITs are in the same boat.

Retail
Retail has bottomed. Tenant activity is picking up from no interest and no tours to now a fairly active market, but still at bottom-fishing pricing. We expect activity and pricing to accelerate from here.

We are making more than our fair share of deals – a sampling is Fendi, Berluti, Sephora, Whole Foods, Wegmans, Canada Goose, Chase, Duane Reade, Bond Street Sushi, Stefano Ricci, Five Below, DSW Shoes, Hollister…

Individually, and collectively, we own great assets… a portfolio of 56 properties, 2.6 million square feet of flagship street retail concentrated on the best high streets – Fifth Avenue, Times Square, THE PENN DISTRICT and SoHo. Please see www.vno.com for portfolio details and images. Here is the math for our retail business:

($ IN MILLIONS, EXCEPT PROPERTIES)	Number of Properties	NOI
		GAAP Basis	Cash Basis
2022	56	205.7	188.8
2021	60	173.4	160.8
2020	63	147.3	158.7
2019	62	273.2	267.7
2018	63	353.4	324.2
2017	63	359.9	324.3

For comparability, 2018 and 2019 cash basis NOI of $324.2 million and $267.7 million should be adjusted for the Retail Joint Venture, other sales and out-of-service assets bringing our cash basis NOI, as adjusted, to $178 million and $194 million, respectively.

We guided that cash basis NOI would not be less than $135 million in 2021 and $175 million in 2022. We “beat” 2021 guidance by $25 million and 2022 guidance by $14 million.

Below, we break down our retail business by submarket:

	NOI
($ IN MILLIONS, EXCEPT %)	GAAP Basis		Cash Basis
	Amount	%	Amount	%
Fifth Avenue	77.2	37.6	72.0	38.1
Times Square	30.9	15.0	29.6	15.7
THE PENN DISTRICT	24.1	11.7	17.7	9.4
SoHo	6.8	3.3	6.0	3.2
Other	66.7	32.4	63.5	33.6
Total	205.7	100.0	188.8	100.0

THE PENN DISTRICT

We are the largest owner in THE PENN DISTRICT with 9 million square feet. THE PENN DISTRICT’s time has come. THE PENN DISTRICT is different from our other office assets…it is a large multi-building complex, it is long-term and it is development focused (development and long-term are two of the dirtiest words in REITland). THE PENN DISTRICT is the highest growth opportunity in our portfolio.

Our development plans for Farley, PENN 1 and PENN 2 were outlined in my letters to shareholders over the last years. Images, budgets, returns(5) and delivery dates are on our website. Two of these three large, exciting projects are now open and the third, PENN 2, is scheduled for completion by year end. When completed, these three, aggregating 5.2 million square feet, will constitute the debut of our vision for THE PENN DISTRICT. Here’s an update:
•The acclaimed Moynihan Train Hall is open to the public, as is our Moynihan Food Hall. Our retail leasing in the Train Hall is well along, with 31 leases executed. In the western half of Farley, we are developing 90,000 square feet of retail which will serve as the connecting link between Manhattan West and Hudson Yards, our neighbors to the west, and the Moynihan/Penn Station complex to the east. This retail is organized around the 32nd Street corridor (read mall) that will act as a funnel that we expect will collect thousands of office workers heading to and from Penn Station.
•The doubling in width and doubling in height of the Long Island Rail Road concourse to 60 feet wide and 18 feet high is now complete. Anyone who thinks PENN Station cannot be turned into a world-class facility without moving Madison Square Garden (highly unlikely and backbreakingly expensive) should take a look at this grand concourse. We own the retail on both sides of the LIRR concourse.
•Vornado was honored to be a major principal in both the Moynihan Train Hall and LIRR concourse public/private partnerships.
•At Farley, Meta (formerly Facebook) has taken occupancy of their 730,000 square feet under a 15-year lease.
•At PENN 11, our major tenant has expanded to 400,000 square feet.
•At PENN 1, our grand new lobby and multi-floor amenity offerings are completed and open. Our amenities here are extensive (we believe the largest amenity package in the City, by far) and unique, tailored to the demographic of our tenants’ workforce, and are receiving rave reviews from tenants and brokers.
•On the seventh floor of PENN 1, our experience and leasing center is open and busy. This 14,000 square foot facility, complete with multiple scale models and floor-to-ceiling, wall-to-wall videos, vividly illustrates and brings to life our vision and plans for the buildings, restaurants, retail, amenities, and lifestyle and workstyle that THE PENN DISTRICT will become.
•At PENN 2, the Bustle is complete. Recladding of the curtainwall is 85% complete. Loggia work is ongoing and lobby construction has commenced. The LED lighting on the underside of the Bustle is about half complete and is spectacular – take a look.
•At Hotel Penn, structural demolition is down to the seventh floor with expected completion by year end.
Our PENN DISTRICT development team is led by Barry Langer with David Bellman, Judy Kessler, Alan Reagan, Sandy Reis, Brian Thompson, Nicole Dosso, Alejandro Knopoff, Andrew Hunt and Morgan Mann. Special shout out and kudos to Glen Weiss, Barry Langer, Josh Glick and Brad Zizmor who have been the guiding lights in the creation of PENN 1’s unique food, gathering and social spaces. And, thank you to Dan Shannon for his excellent and creative work on PENN 2.

5    We review budgets and returns annually. This year, we updated our projected incremental cash yields on Farley to 6.2% from 6.4%, PENN 2 to 9.5% from 9.0%, and PENN 1 to 13.2% from 12.2%, increasing the weighted average return on all three to 8.3% from 8.0%.

Some Thoughts, 2022 Version
Portions reprinted from last year.

•I begin with a shoutout and thank you to our very talented Vornado people in New York, Paramus, Chicago and San Francisco, in leasing, development, the 45th floor, Paramus, operations, and BMS all of whom are A+, head of the class.

•2022 was an excellent year. Referring to page 4, each of our profit centers improved over the prior year, in the aggregate by $128.6 million, or 12.4%. The short-term future, however, will be more challenging.

•We are now approaching the eye of the economic storm, and I expect it will get even worse. The Federal Reserve is doing its job as an inflation fighter and interest rates and the stock market are re-rating, the economy is slowing and layoffs are beginning. In this cycle, CBD office towers, nationwide, are the common enemy. Defaults and “give back the keys” have already started, led by some of the industry’s largest companies. There is no new debt available for office, so no buying, no selling, no new builds. When a loan comes due, the only refinance available (and that with a fight) is from the existing lender. There is a mere trickle of equity at deal-stealing prices. How long and deep this all goes is unknowable and so liquidity is the main event.

Our balance sheet strategy is to rely primarily (70%) on project-level, nonrecourse debt (old fashioned mortgages), which is collateralized by assets we estimate to have an aggregate fair value of $10.6 billion (loan-to-value of 74%). We have over $8 billion of unencumbered real estate assets. Only 25%(6) of our debt is recourse. Here is the detail of recourse debt:

($ IN THOUSANDS)	Amount	Maturity	Years to Maturity
Corporate debt recourse to Vornado:
3.50% senior unsecured notes	450,000	1/25	1.8
Unsecured revolving credit facility ($1.25 billion available)	—	4/26	3.0
2.15% senior unsecured notes	400,000	6/26	3.2
Unsecured term loan	800,000	12/27	4.7
Unsecured revolving credit facility ($675 million available)	575,000	12/27	4.7
3.40% senior unsecured notes	350,000	6/31	8.2
	2,575,000		4.4

•Steel, concrete, and curtainwall are important, but in our business, capital is the essential raw material. We are now in the middle of a Federal Reserve tightening cycle, the result of which is interest rates are up (more than double), values are down, and CRE capital markets are frozen. Notwithstanding Fed funds at 5%, most run-of-the-mill real estate operators can’t borrow at 10%, or can’t borrow at all.

Here’s what we have done:

oSeveral years ago when we began the Farley/Facebook, PENN 1 and PENN 2 projects, we loaded in over $2 billion in cash to prefund 100% of our development and construction costs. We didn’t know then how prescient that would be. So Farley/Facebook is now finished and paid for, PENN 1 almost so, and PENN 2 will finish by year end. These three assets, aggregating 5.2 million square feet, will be free and clear and unencumbered… and that’s quite a feat.

oWe handled all of our 2023 and almost all of our 2024 debt maturities.

oWe put on a series of swaps and caps bringing our effective floating rate exposure down to 6% of total debt. While very helpful, these swaps and caps do not, in most instances, match the maturity dates of the loans and therefore provide only partial protection.

I would observe that there really is no protection against loans that mature into a rising market. And I further observe that the stock market marks to market, valuing at then-current interest rates, giving no value to lower- rate loans even if locked in for term.

oBeginning first quarter of this year, we declared a rightsized (lowered) dividend allowing us to retain $128 million of cash annually. It is our policy that our dividends mirror taxable income.

•The Federal Reserve tightening and the resulting real estate capital markets freeze will create opportunities, a la the RTC days. Trouble always creates opportunity. By and large, lenders really don’t want the keys back and actually do need to get the defaulted loans off their books, initially at small discounts and eventually at whatever discount clears the market. So, coming out of the cycle, many good but overleveraged buildings will change hands, will be de-levered, and the second or third owner will enjoy a much lower basis. We have a best-in-class operating platform and intend to participate in this death and rebirth cycle.

6    In addition, there are three mortgage loans totaling $514 million that for tax purposes are guaranteed.

•Nationwide, the stocks of office companies have been crushed. Geography, portfolio quality, and even balance sheet strength doesn’t seem to matter. Is the stock market predicting that office buildings are obsolete, disrupted by the kitchen table and Zoom? Is the stock market predicting that the future of work, the future of office, and even the future of our cities is challenged? We don’t think so.

We don’t think WFH or WFA is an existential threat. While companies are still grappling with hybrid work policies and the right level of flexibility, overall sentiment is shifting toward pre-pandemic norms. We are seeing a real pick up in return to office throughout our portfolio, particularly Tuesday through Thursday. Utilization rates are approaching 60% and the momentum is improving month by month. Both employers and employees recognize the productivity, collaboration, creativity and cultural benefits of working in the office together.

On our fourth quarter earnings call in response to a question about hybrid work I said, “I think you can assume Friday is dead, forever. Consider Friday as a holiday… and Monday is touch and go.” In last year’s letter, I asked “does anybody think a nine hour, four day workweek with three days off has legs?”

•In January 2023, we completed an important deal with Citadel for our 350 Park Avenue building, which involved their master leasing the entire 585,000 square foot building (relieving us of 225,000 square feet of vacancy). This deal will almost certainly result in a teardown and a new build of a grand 1.7 million square foot tower on a larger assembled site. Please see our press release of December 9, 2022. We have a lot of friends on Wall Street and I might venture that by any measure (return on equity, return per employee, etc.), Citadel is at the head of the class, intensely focused and aggressively growing. This deal validates the quality of our site, our development team, and New York.

There is a learning here with regard to WFH and WFA... Interestingly, Ken tells me that a significant differentiator for his firm is the simple fact that everybody comes to work every day, five days a week (I think they start at 7:30am). I think companies that embrace work-from-home will be left behind. And I think it’s absurd to think that years from now, tens of millions of Americans will be working from home, alone at their kitchen table. And that office towers and our great cities will be empty. And by the way, Zoom (a.k.a. Hollywood Squares) may be a disruptor, but its stock is down from $588 to a still high $74.

•The market is demanding highest quality, heavily amenitized, transportation-based space. Our portfolio fits the bill: PENN DISTRICT, 770 Broadway, Farley, 1290 Avenue of the Americas, 555 California Street, THE MART, future development sites 350 Park Avenue and PENN 15, to name a few.

•My excitement and conviction about our PENN DISTRICT grows quarter by quarter. I still believe that a winning strategy is to allow investors to choose between the high growth, development-oriented PENN DISTRICT or our other, pretty terrific in their own right, Class A traditional core assets, or both and that the most efficient way to do so is initially by tracker. Nonetheless, we have decided to pause. This is purely an internal transaction with no counterparty or deadline and I believe it wise to delay until COVID and the current economic storm are resolved, workers return en masse to the office, construction is further along, etc. No rush, let’s get it right.

•The GPP process has been a little contentious and is in litigation. I inadvertently created a whirlwind when I made what I thought was an obvious comment on our third quarter 2022 conference call that, “the headwinds in the current environment are not at all conducive to ground-up development”, which was interpreted as our abandoning the grand plan. Nothing could be further from the truth. A pause necessitated by economic conditions is not abandoning.

By the way, we have earned our stripes with what we have already accomplished in THE PENN DISTRICT… just look at the Moynihan Train Hall, the LIRR Concourse, Facebook at Farley, PENN 1, PENN 2 and the two-block-long Bustle along Seventh Avenue.

•With inflation the topic du jour, it should be noted that replacement cost for New York office buildings is rising aggressively. Replacement cost has always been a leading indicator, foretelling that our existing stock of office buildings will be increasing in value.

In the history of New York real estate, all great bull landlord markets followed a period of constrained supply, and here we are. Capital markets are now making it almost impossible to build new.

•As we look through our portfolio of assets, we have more than a half dozen outstanding residential development/conversion opportunities in Manhattan, Queens, and one in Northern Virginia. We have the expertise, as proven by our success at 220 and The Alexander in Rego Park, and will pursue these opportunities, all of which involve development and patience.

•One theme we do think will emerge this year is a heightened focus on the quality of the landlord. Many landlords, particularly private ones, are beginning to struggle with high leverage levels which may limit their ability to invest capital in their buildings or, in some cases, even retain their assets. Tenants and their brokers will shun these buildings. Strong, well capitalized landlords like Vornado will benefit.

•We listen to our tenants and, so, I am convinced that the way they want to work is rapidly changing. There is a large and growing list of tenants who are rejecting the rigid, closed door Uptown model in favor of the less formal, creative West Side model. Of New York’s 400 million square feet, I’m guessing only about half of that space really qualifies for the workplace of the future.

•Our soundstage partnership continues to pursue and make good progress.

•After many years of proudly commanding a full page and hero picture in this letter, 220 Central Park South, basically completed, now gets this short paragraph. Sales to date have totaled $3.223 billion. We are over 97% sold with, I guesstimate, $90 million still to come from the few remaining future sales. As an indicator of the singular success of this product, resale prices are up, and up substantially, and I believe 220 to be the only recent development where resale prices have increased.

•We are in conversation with an operator to bid for a gaming license in Manhattan on a site in THE PENN DISTRICT. Last year, I wrote the following about Manhattan gaming which is doubly valid today:

Gaming is now all around us. There are as many as 30 gaming venues within an easy drive of Manhattan. Internet gaming is the next big thing, predicted to have a much larger audience than even brick-and-mortar casinos (I understand one can even bet on the coin toss or each down or each free throw). New York State has authorized seven casino licenses, four of which have already been issued Upstate (I understand they are not doing well) with a seven-year head start on three Downstate licenses. There is a rising level of chatter that the issuance of the Downstate licenses will be accelerated, and that Manhattan will be in play. There are two Downstate racetrack licenses (slot machines only) at Yonkers Raceway and Aqueduct Raceway that are performing well. Scuttlebutt is that these two will be awarded two of the three full Downstate casino licenses and then where will the third go? To my mind, it makes little sense for the third license to go to another venue in either Long Island or Westchester which would split revenue with the existing Yonkers or Aqueduct. It makes perfect sense for the third and final license to go to Manhattan. Being the center of everything, Manhattan will generate by far the highest revenue for our education system; after all, aren’t we in it to maximize the tax revenue? And Manhattan has, by far, the largest number of hotel rooms, restaurants, museums, tourist attractions, and the region’s transportation network was designed with Manhattan as its hub.

•The competition between high-tax, densely populated urban centers and low-tax/no-tax, generally warm weather, business welcoming states is the topic du jour. In the “this will never happen… but it should department”, the first governor of a northern, densely populated, urban state who recognizes all this and reduces taxes will be lionized.

For the fourth year in a row, I question the wisdom of the New York State estate tax. I repeat here what I have said before:

In New York State, the top 2% pay a full 50% of personal income taxes so it is critical that they remain tax-paying residents. The vulnerability comes with the 2%-ers, who are at the end of their careers. Most of the folks I know are willing to pay higher income taxes for the privilege of living in New York, but hate the prospect of a 16% toll for the privilege of dying in New York. New York State’s estate tax brings in only about 1/150th of the state’s annual budget. The estate tax should be repealed. Keeping our highest taxpayers through the end of their lives is both good economic policy and good politics. By the way, high-tax California has no estate tax, New Jersey repealed its estate tax in 2018.

•A year ago, I was on four public company boards, all in the family – Vornado, Alexander’s, Urban Edge and JBG SMITH. Today, I am on two boards - Vornado and Alexander’s.

•We are keenly aware that our stock has declined 25% since the beginning of the year, down to a hard-to-believe $15; the fact that everyone else is in the same boat gives me no solace. This brings to mind the topic of buybacks. We know how to do buybacks; way back when, we bought back 60% of Vornado’s stock over a four-year period. For good reason, we have stood by in recent years while others did buybacks and while commentators pounded us about closing the proverbial NAV gap. In this period of great volatility and closed markets, it’s very difficult to estimate NAV, nonetheless our current stock price looks interesting.

•We believe in New York, our hometown, the most important city in America. New York is the economic and cultural capital of the United States (there is a reason the Statue of Liberty is in New York Harbor); it is the finance center of the world; it attracts the best and the brightest; it has a large and growing highly educated and diverse workforce, eight professional sports teams, Lincoln Center and Carnegie Hall, Broadway, great museums, great restaurants and nightlife, the best hospitals and universities, and, of course, the largest concentration of Fortune 500 headquarters, and is now a large and growing tech center… you get the message.

Environmental, Social and Governance (“ESG”)
Our Board and senior management are proud of Vornado’s national leadership in ESG, improving our communities, our buildings, and our tenant experiences. We continue to build upon our Vision 2030 and Science Based Target commitment through our robust ESG program. Our complete plan can be found on our website at www.vno.com/sustainability.

Key achievements include:
•Procured 100% renewable energy credits (RECs) for electricity directly managed by Vornado in the key markets in which we operate. These RECs include those sourced from hydroelectric, solar and wind facilities located in the States of New York and California.

•Achieved a 28% reduction in overall energy consumption across our in-service office portfolio, since 2009

•Reached a 64% waste diversion rate this year across our in-service office portfolio against our long-term target of 75%

•Received multiple awards recognizing our continued industry leadership in sustainability including the 12th NAREIT Leader in the Light Award; Energy Star Partner of the Year with Sustained Excellence and Global “Sector Leader” for Diversified Office/Retail REITs in the Global Real Estate Sustainability Benchmark (GRESB), ranking #1 in the USA amongst peers

We use data to measure progress against our goals, align our goals with our tenants, plan for our longer-term projects and engage with our stakeholders in meaningful ways. We use carbon accounting software, energy audits and models and building automation software to:

•Manage our portfolio-wide waste, water and energy reduction strategies

•Create roadmaps for each building to understand how to achieve carbon neutrality

•Provide accurate and actionable data for our measurement, verification and reporting requirements
We have expanded services focused on the health and well-being of our best-in-class employees with continuing education and career development. Through our Vornado Volunteers program, our employees supported local organizations including Habitat for Humanity, Breaking Ground, the Central Park Conservancy and Project Cicero. In THE PENN DISTRICT, we launched WorkLife, Vornado’s amenity ecosystem that allows our tenants, employees and communities to focus on work and self-care. We offer regular thought leadership, entertainment and wellness programs focused on supporting our organizations and individuals.
Our Board, and particularly our Nominating and Governance Committee, is assigned with oversight of ESG, which includes climate change risk. In 2023, we continued the assignment of ESG performance metrics as part of our Executive Compensation program. Our discussion on corporate governance is included in our proxy statement, which can be viewed at www.vno.com/proxy and the governance section of our website at www.vno.com/governance. In 2023, we will continue to monitor developments from the Securities and Exchange Commission on potential rule making for climate disclosures. Our ESG narrative is told with transparency and supported by data. All can be found at www.vno.com/sustainability.
Thanks to Lauren Moss, Samantha Benvenuto and Steve Borenstein who lead our ESG efforts.

We continually broaden our leadership team through promotions from within our Company. Please join me in congratulating this year’s class; they deserve it.

Paul Heinen was promoted to Executive Vice President and Chief Operating Officer, THE MART
Jerald Kohrs was promoted to Senior Vice President, PENN DISTRICT Marketing
Jason Morrison was promoted to Senior Vice President, Retail Leasing
Maulik Shah was promoted to Senior Vice President, Building Operations and Construction, THE MART
Jesse Burns was promoted to Vice President, Benefits
Julian Ferraldo was promoted to Vice President, Retail Design
Mike Lipitz was promoted to Vice President, Energy Management and Reporting
Byron Morton was promoted to Vice President, Co-Head of Leasing, THE MART
Toni McIntosh was promoted to Vice President, Co-Head of Leasing, THE MART
Danielle Owen was promoted to Vice President, Chicago Collective and Women’s Edition, THE MART

Welcome to Lauren Moss, Senior Vice President, Chief Sustainability Officer.

Thank you and congratulations to Myron Mauer, who has retired after 35 years of service. We will miss him and wish him well.

Our operating platform heads are the best in the business. I pay my respects to my partners, Michael Franco, Glen Weiss, Barry Langer, Haim Chera and Tom Sanelli; and to David Greenbaum and Joe Macnow, my long-time partners who are now part-timers. Our exceptional 14 Division Executive Vice Presidents deserve special recognition and our thanks. Thank you as well to our very talented and hardworking 25 Senior Vice Presidents and 58 Vice Presidents who make the trains run on time, every day.

Our Vornado Family has grown with 9 marriages and 15 births this year, 7 girls and 8 boys.

On behalf of Vornado’s Board, senior management and 3,146 associates, we thank our shareholders, analysts and other stakeholders for their continued support.

Steven Roth
Chairman and CEO

March 31, 2023

Again, this year, I offer to assist shareholders with tickets to my wife’s award-winning Broadway production of Life of Pi. Please call if I can be of help.

Emi is ED D’27 Woo Hoo

Appendix
Below is a reconciliation of net income (loss) to NOI, as adjusted (properties owned at the end of 2022):

($ IN MILLIONS)	2022	2021	2020	2019	2018	2017	2016	2015	2014	2013
Net income (loss)	(382.6)	207.5	(461.8)	3,334.3	422.6	264.1	982.0	859.4	1,009.0	564.7
Our share of (income) loss from partially owned entities	461.3	(130.5)	329.1	(78.9)	(9.1)	(15.2)	(168.9)	9.9	58.5	336.3
Our share of (income) loss from real estate fund	(3.6)	(11.1)	226.3	104.1	89.2	(3.2)	23.6	(74.1)	(163.0)	(102.9)
Interest and other investment (income) loss, net	(19.9)	(4.6)	5.5	(21.8)	(17.1)	(37.8)	(29.6)	(27.2)	(38.6)	20.8
Net gains on disposition of assets	(100.6)	(50.8)	(381.3)	(845.5)	(246.0)	(0.5)	(160.4)	(149.4)	(13.6)	(2.0)
Net gain on transfer to Fifth Ave. and Times Square JV	—	—	—	(2,571.1)	—	—	—	—	—	—
Purchase price fair value adjustment	—	—	—	—	(44.1)	—	—	—	—	—
(Income) loss from discontinued operations	—	—	—	—	(0.6)	13.2	(404.9)	(223.5)	(686.9)	(666.8)
NOI attributable to noncontrolling interests	(70.0)	(69.4)	(72.8)	(69.3)	(71.2)	(65.3)	(66.2)	(64.9)	(55.0)	(58.6)
Depreciation, amortization expense and income taxes	526.2	401.9	436.3	522.6	484.2	470.4	428.2	294.8	360.7	342.5
General and administrative expense	133.7	134.6	181.5	169.9	141.9	159.0	149.6	149.3	141.9	150.3
Acquisition and transaction related costs	31.7	13.8	174.0	106.5	31.3	1.8	9.4	12.5	18.4	24.9
Our share of NOI from partially owned entities	306.0	310.9	306.5	322.4	253.6	269.2	271.1	245.8	207.7	175.1
Interest and debt expense	279.8	231.1	229.3	286.6	347.9	345.6	330.2	309.3	337.4	323.5
NOI	1,162.0	1,033.4	972.6	1,259.8	1,382.6	1,401.3	1,364.1	1,341.9	1,176.5	1,107.8
Certain items that impact NOI	(8.3)	—	37.5	(91.3)	(223.7)	(242.7)	(243.1)	(256.6)	(182.5)	(167.5)
NOI, as adjusted (properties owned at the end of 2022)	1,153.7	1,033.4	1,010.1	1,168.5	1,158.9	1,158.6	1,121.0	1,085.3	994.0	940.3
Below is a reconciliation of net (loss) income to FFO and FFO, as adjusted:

($ IN MILLIONS)	2022	2021	2020	2019	2018	2017	2016	2015	2014	2013
Net income (loss) attributable to Vornado	(346.5)	176.0	(297.0)	3,147.9	449.9	227.4	906.9	760.4	864.9	476.0
Preferred share dividends and issuance costs	(62.1)	(74.9)	(51.7)	(50.1)	(65.1)	(65.4)	(83.3)	(80.6)	(81.5)	(84.0)
Net income (loss) applicable to common shares	(408.6)	101.1	(348.7)	3,097.8	384.8	162.0	823.6	679.8	783.4	392.0
Depreciation and amortization of real property	456.9	373.8	368.6	389.0	413.1	468.0	531.6	514.1	517.5	501.8
Net gains on sale of real estate	(58.7)	—	—	(178.7)	(158.1)	(3.5)	(177.0)	(289.1)	(507.2)	(411.6)
Real estate impairment losses	19.1	7.9	236.3	32.0	12.0	—	160.7	0.3	26.5	37.1
Decrease in fair value of marketable securities	—	—	4.9	5.5	26.5	—	—	—	—	—
Net gain on transfer to Fifth Avenue and Times Square JV, net of NCI	—	—	—	(2,559.1)	—	—	—	—	—	—
Net gain from sale of Urban Edge shares	—	—	—	(62.4)	—	—	—	—	—	—
After tax purchase price fair value adjustment	—	—	—	—	(27.3)	—	—	—	—	—
Partially owned entities adjustments:
Depreciation of real property	130.6	139.2	156.6	134.7	101.6	137.0	154.8	144.0	117.8	157.3
Net gains on sale of real estate	(0.2)	(15.7)	—	—	(4.0)	(17.8)	(2.9)	(4.5)	(11.6)	(0.5)
Income tax effect of adjustments	—	—	—	—	—	—	—	—	(7.3)	(26.7)
Real estate impairment losses	576.4	—	409.1	—	—	7.7	6.3	16.8	—	6.6
(Increase) decrease in fair value of marketable securities	—	(1.1)	2.8	2.9	3.9	—	—	—	—	—
Noncontrolling interests’ share adjustments	(77.9)	(34.1)	(79.1)	141.7	(22.8)	(36.7)	(41.1)	(22.4)	(8.0)	(15.1)
Preferred share dividends	1.3	—	—	—	—	1.1	1.6	—	—	0.1
FFO	638.9	571.1	750.5	1,003.4	729.7	717.8	1,457.6	1,039.0	911.1	641.0
Certain items that impact FFO	(30.0)	(21.2)	(249.5)	(342.9)	(26.9)	(16.8)	(785.3)	(409.3)	(403.8)	(173.0)
FFO, as adjusted	608.9	549.9	501.0	660.5	702.8	701.0	672.3	629.7	507.3	468.0

Below is a reconciliation of net income (loss) to EBITDA, as adjusted				Below is a reconciliation of net income (loss) to net income, as adjusted:
($ IN MILLIONS)	2022	2021	2020	($ IN MILLIONS)	2022	2021
Net income (loss) (before noncontrolling interests)	(382.6)	207.5	(461.8)	Net income (loss) applicable to common shares	(408.6)	101.1
Less: net (income) loss attributable to noncontrolling interests				Non-cash impairment losses	595.5	7.9
in consolidated subsidiaries	5.7	(24.0)	139.9	Hotel Pennsylvania (permanently closed April 5, 2021)	71.1	29.5
Net income (loss) attributable to the Operating Partnership	(376.9)	183.5	(321.9)	Net gains on disposition of assets	(62.7)	(15.3)
Interest and debt expense	362.3	297.1	309.0	220 Central Park South gains	(35.9)	(44.6)
Depreciation and amortization	593.3	526.5	532.3	Deferred tax liability on our investment in Farley	13.7	10.9
Net gain on sale of real estate	(58.9)	(15.6)	—	Refund of NYC transfer taxes	(13.6)	—
Impairment losses on real estate	595.5	7.9	645.3	Certain other items that impact net income	(33.0)	(1.3)
Income tax expense/(benefit)	23.4	(9.8)	36.2	Net income, as adjusted	126.5	88.2
EBITDA	1,138.7	989.6	1,200.9
Gain on sale of 220 Central Park South units	(41.9)	(50.3)	(381.3)
Net gains on disposition of assets	(17.4)	(0.6)	—
608 Fifth Avenue lease liability gain	—	—	(70.3)
Severance and other reduction in force expenses	—	—	23.4
Credit losses on loans receivable	—	—	13.4
Hotel Pennsylvania, Real Estate Fund and other	11.2	10.3	124.2
EBITDA, as adjusted	1,090.6	949.0	910.3